Exhibit 10.57

AMENDMENT 2 TO
SPIRE INC. DEFERRED INCOME PLAN

WHEREAS, Spire Inc. (the “Company”) adopted the Spire Inc. Deferred Income Plan effective January 1, 2005, which was most recently amended and restated effective January 1, 2016 (the “Plan”);

WHEREAS, the Company has retained the right to amend the Plan; and

WHEREAS, the Company wishes to make certain plan design changes.

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2018, as set forth herein.

1.    Under Section 2, the definition of “Change in Control” is hereby replaced with the following language.

“Change in Control” shall mean the occurrence of one of the following events:
(a)    The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Sections 13(d) or 14(d) of the Exchange Act of 1934 (“Exchange Act”) (excluding, for this purpose, the Company or its Affiliates or any employee benefit plan of the Company or its Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the Company’s then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Company Voting Securities”); or
(b)    Individual members of the Board of Directors, as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial election to office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board of Directors of the Company; or
(c)    Consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50% of the surviving entity’s then outstanding shares of common stock or the surviving entity’s combined voting power entitled to vote generally in the election of directors, or of a liquidation or dissolution of the Company or of the sale of at least 80% of the Company’s assets. In making this computation as to any Company shareholder who was also an equity owner in any other party to such reorganization, merger, or consolidation prior to consummating such transaction, only the common stock or voting power relating to such shareholder’s equity interests in the Company shall be counted toward the 50% threshold in the prior sentence.
Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person takes further action to increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
To the extent that any payment under the Plan constitutes nonqualified deferred compensation that is subject to the provisions of Code Section 409A, a Change in Control shall occur only if such event also constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5).
2.    Under Section 2, a new definition of “Distribution Accounts” shall be added to read as follows:

“Distribution Accounts” means the Retirement Distribution Account, the Separation Distribution Account, the In-Service Distribution Account, and/or the Flexible Distribution Account maintained on the books of the Company for a Participant under this Plan. A Participant’s Distribution Accounts shall be bookkeeping accounts only and shall not constitute or be treated as reflecting a trust fund or other type of fund of any kind.

3.    Under Section 2, a new definition of “Flexible Distribution Account” shall be added to read as follows:

“Flexible Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed as of a specified date in accordance with Section 6(g).

4.	Under Section 2, the definition of “Gas” is hereby deleted in its entirety.

5.    Under Section 2, a new definition of “In-Service Distribution Account” shall be added to read as follows:

“In-Service Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed as of a specified date in accordance with Section 6(f).

6.    Under Section 2, the definition of “Plan” is hereby replaced with the following language:

“Plan” means the Spire Deferred Income Plan, as amended and restated from time to time.

7.    Under Section 2, a new definition of “Retirement Distribution Account” shall be added to read as follows:

“Retirement Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed upon the Participant’s Termination of Employment following his or her Applicable Retirement Age in accordance with Section 6(a).

8.    Under Section 2, a new definition of “Separation Distribution Account” shall be added to read as follows:

“Separation Distribution Account” means the bookkeeping account maintained by the Company on behalf of each Participant with respect to any Deferred Amounts that the Participant elects to be distributed upon the Participant’s Separation from Service in accordance with Section 6(b).

9.    Section 3, “Eligibility,” shall be amended and restated to read as follows:

Section 3.    Eligibility

Participation in the Plan will be made available to the Company’s Directors and Officers, as well as key employees who are at a salary grade of level 11 or higher for the respective periods described herein who are employed by the Company or such other Affiliates that adopt the Plan, and key employees who were previous Participants in the Plan. A Director or Officer who becomes eligible to participate in the Plan during a Plan Year shall enter the Plan on the first quarterly entry date following the date on which he or she became eligible to participate.

10.    Section 4(c), “Minimum Deferrals,” shall be amended and restated to read as follows:

(c)    Deferral Elections: Participants shall designate the amount of scheduled deferrals for the upcoming Plan Year in which deferrals are allowed and such designated deferral amounts shall not be changed unless (i) such change complies with Code Section 409A, (ii) such change is approved by the Plan Administrator, and (iii) such change applies only to deferrals of compensation earned after the date of the change, and amounts already deferred under the Plan shall not be refunded or returned until payable as otherwise provided in this Plan.

11.        Section 4(e), “Election Timing,” shall be amended and restated to read as follows:

(e)    Election Timing: An election to defer must be made prior to December 31 immediately preceding the applicable Plan Year; provided, that a person who becomes a new Participant in this Plan may, within thirty (30) days following his or her entry date, elect to defer compensation to be earned after the date of such election (provided further that such Participant was not eligible to participate in any plan that is required to be aggregated for this purpose with this Plan for purposes of Code Section 409A, including the Grandfathered Plans). Notwithstanding such deadline, if the Participant’s Annual Incentive Compensation constitutes “performance based compensation” within the meaning of Code Section 409A, then such election may be made no later than the sixth (6th) month of the performance period to which such Annual Incentive Compensation relates, so long as the Plan Administrator expressly permits such election (which it may, but is not obligated to, permit) and such compensation is not readily ascertainable at the time of such election.

12.	Section 5(c), “Earnings Credits on Amounts Deferred On and After January 1, 2016,” is hereby replaced with the following language:

(c)    Earnings Credits on Amounts Deferred On and After January 1, 2016

(i)    A Participant may make an election with respect to Deferred Amounts credited to the Participant’s account on and after December 31, 2015 to credit Earnings Credits based on the following investment methods:

(A)    Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be invested in investment options selected by the Participant from a menu of investment options that mirrors certain investment options available under the 401(k) retirement plans sponsored by the Company or an Affiliate.

(B)    Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be credited with a fixed interest rate using the Moody’s Rate, subject to a maximum Earnings Credit equal to 120% of the long-term Applicable Federal Rate for the month of the October falling in the immediately prior Plan Year.

(ii)    Investment elections for Deferred Amounts credited to the Participant’s account on and after December 31, 2015 may be changed at any time in accordance with administrative procedures established for the Plan.

13.    Section 6, “Form of Payment of Benefits,” is hereby amended and restated to read as follows:

Section 6.    Payment of Benefits

(a)    Retirement Distribution Account. Except as provided under Section 6(b) below, if a Participant terminates employment with the Company and its Affiliates on or after the Participant’s Applicable Retirement Age, the Participant shall be entitled to receive the Participant’s Termination Balance in his or her Retirement Distribution Account payable in fifteen (15) annual installments (each not being treated separately for any purpose under Code Section 409A). The Participant may change the form of payment in accordance with Section 9 of the Plan. The amount of each installment shall be calculated by applying a fraction to the Participant’s Termination Balance as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the Participant’s Termination Balance. The installments will be adjusted for interest as set forth in Section 5(d) through the installment period. In the event that the Participant dies after the commencement of his installment payments but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable following the Participant’s death to such Participant’s Beneficiary, or, if no Beneficiary has been designated, to the Participant’s estate. Effective January 1, 2018, new Participants will not be able to elect to make deferrals to a Retirement Distribution Account.

Upon any other Termination of Employment prior to the Applicable Retirement Age, other than termination due to Change in Control, death, or Disability, the Participant shall receive a lump sum benefit equal to (i) for amounts deferred through December 31, 2015, the Participant’s Deferred Amounts plus the Moody’s Rate that applied to such Deferred Amounts; and (ii) for amounts deferred on and after December 31, 2015, the Participant’s Termination Balance.

(b)    Separation Distribution Account. For deferrals made on and after January 1, 2018, the Participant may to elect to contribute any Annual Base Salary Deferral, an Annual Incentive Compensation Deferral, or an Annual Retainer Deferral to a Separation Distribution Account. The Termination Balance in the Separation Distribution Account will be distributed following the Participant’s Termination of Employment, unless the Participant elects to defer the date of distribution in accordance with Section 9 of the Plan. The Separation Distribution Account shall be distributed in the form elected by the Participant. The available forms include:

(i)
Annual Installments. The Participant may elect any number of annual installments between two (2) and fifteen (15). The first installment shall be paid in accordance with Section 8; thereafter, installment payments shall be paid in the anniversary month of the date of Termination of Employment.

(ii)	Lump Sum. The Participant may elect to receive a single lump sum payment.

If the Participant elects to receive a distribution of the Separation Distribution Account in installments, the amount of each installment shall be calculated by applying a fraction to the Participant’s Termination Balance as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the Participant’s Termination Balance. The installments will be adjusted for interest as set forth in Section 5(d) through the installment period. In the event that the Participant dies after the commencement of his installment payments but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable following the Participant’s death to such Participant’s Beneficiary, or, if no Beneficiary has been designated, to the Participant’s estate.

If a Participant does not elect the form of payment of his or her Separation Distribution Account, the Separation Distribution Account shall be distributed in fifteen (15) annual installments. In the event of the Participant’s Termination of Employment due to Change in Control, death, or Disability, the Participant’s Separation Distribution Account shall be distributed as set forth in this Section 6 for distributions related to those events.

(c)    Benefit Following Change in Control. If a Participant’s employment with the Company and its Affiliates terminates at any age within two years following a Change in Control, then, notwithstanding Section 6(a) hereof, the Participant shall be entitled to (i) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the Termination Balance, and (ii) for amounts deferred on or after December 31, 2015, a lump sum benefit equal to the Termination Balance.

(d)    Benefit Upon Participant’s Death. If a Participant’s employment with the Company and its Affiliates terminates due to the Participant’s death, the Participant’s Beneficiary, or, if no Beneficiary is on file, the Participant’s estate, shall be entitled to (i) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the Termination Balance, and (ii) for amounts deferred on or after December 31, 2015, a lump sum benefit equal to the Termination Balance.

(e)    Benefit Upon Participant’s Disability. Upon any other Termination of Employment due to Disability, the Participant shall receive (i) for amounts deferred through December 31, 2015, a lump sum benefit equal to the greater of (1) the Present Value Benefit; or (2) the Termination Balance, and (ii) for amounts deferred on or after December 31, 2015, a lump sum benefit equal to the Termination Balance.
(f)    In-Service Distribution Account. For deferrals made through December 31, 2017, the Participant may to elect to receive Deferred Amounts and any related Earnings Credits in the form of an In-Service Distribution. No In-Service Distributions may be elected for deferrals made on or after January 1, 2018. This election must be made at the time the Participant makes an Annual Base Salary Deferral Election, an Annual Incentive Compensation Deferral Election, or an Annual Retainer Deferral Election. The amount of such In-Service Distribution shall be equal to that portion of the Deferred Amounts with respect to which the Participant has made such an election, adjusted for Earnings Credits as set forth in Section 5. The In-Service Distribution will be a lump sum benefit, and the Participant may elect a distribution on January 31 of the year that is five (5) years, ten (10) years, or fifteen (15) years after the end of the Plan Year in which the Deferred Amount is deferred. In the event the Participant has a Termination of Employment prior to receiving an In-Service Distribution, the distribution will be made in accordance with the terms of the Plan governing such intervening payment event as described in this Section 6. A Participant may change the distribution date of the In-Service Distribution Account by submitting a new election in accordance with Section 9 of the Plan.

(g)    Flexible Distribution Account. For deferrals made on and after January 1, 2018, the Participant may elect to split an Annual Base Salary Deferral, an Annual Incentive Compensation Deferral, or an Annual Retainer Deferral among up to five (5) Flexible Distribution Accounts with a payment date for each Flexible Distribution Account elected by the Participant at the time of the deferral election.

(i)	The payment date may not be earlier than a date occurring within the third calendar year after the deferral election, including the Plan Year in which the Deferred Amount is deferred.

(ii)	The Participant may defer the date of distribution for any Flexible Distribution Account in accordance with Section 9 of the Plan.

(iii)	The form of payment for each Flexible Distribution Account shall be a single lump payment.

(iv)	Unless the Plan Administrator by administrative action permits otherwise, the payment date for all Flexible Distribution Accounts shall be in January of the applicable calendar year.

(v)
In the event the Participant has a Termination of Employment prior to the payment date for one or more Flexible Distribution Accounts, the payment date for the Flexible Distribution Account will not be altered, except as provided in Section 6(g)(vi).

(vi)
In the event of the Participant’s Termination of Employment due to Change in Control, death, or Disability, the Participant’s Flexible Distribution Accounts shall be distributed as set forth in this Section 6 for distributions related to those events.

(h)    Unforeseeable Emergency. Notwithstanding the distribution elections made by a Participant in accordance with this Section 6, in the event of an Unforeseeable Emergency, a Participant may apply for distribution of his Distribution Accounts of an amount necessary to satisfy the emergency. An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the service provider’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication and the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency. Conversely, cash needs arising from events such as the purchase of a residence or education expenses for a child, shall not be considered unforeseeable or the result of an emergency. The Plan Administrator shall determine whether a Participant is faced with an Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application.

Distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). The Plan Administrator shall determine the amount reasonably necessary to satisfy the Unforeseeable Emergency based on all relevant facts, circumstances and supporting evidence presented to the Plan Administrator in the Participant’s application, and shall take into account any amount that would available if the Plan Administrator were to cancel the Participant’s then current deferral election upon an Unforeseeable Emergency distribution. The Plan Administrator may, but is not required to, cancel a Participant’s then current deferral election as a condition of an Unforeseeable Emergency distribution.

Distribution on account of Unforeseeable Emergency shall be made in the form of a lump sum distribution, and the Participant’s Distribution Accounts shall be reduced by the amount distributed.

(i)    Cashout of Small Distribution Accounts. Notwithstanding any deferral election then in effect to the contrary, if, as of a Participant’s payment date, the combined value of his or her Distribution Accounts does not exceed the dollar threshold described in Code Section 402(g)(1)(B), as such amount is adjusted from time to time ($18,500 in 2018), the combined amount in all his or her Distribution Accounts shall be distributed in the form of a single lump sum payment as of such payment date.
14.    Section 9, “Change in Time/Form of Payment,” shall be amended and restated to read as follows:

Section 9.    Change in Time/Form of Payment

The Company (or any participating Affiliate) may permit a Participant to elect to change the time and/or form of payment, subject to the following conditions: (a) the election may not take effect until at least twelve (12) months after the date on which the election is made; (b) except with respect to payments made on account of a Participant’s death, payments of the benefit which a Participant is eligible to receive must not commence earlier than five (5) years from the date of the Participant’s originally scheduled payment date; (c) the election must be made at least twelve (12) months prior to the originally scheduled payment date; and (d) no election may defer the payment date of a Separation Distribution Account, Retirement Account, or Flexible Distribution Account beyond the fifteenth (15th) anniversary of the Participant’s Termination of Employment. Notwithstanding the foregoing, such election shall only be permitted to the extent it complies with Code Section 409A. During the time period for which the payment of the Participant’s benefit is delayed, the Participant’s benefit shall accrue interest at a rate, per annum, equal to the Minimum Fixed Rate in effect for the Plan Year in which the Termination of Employment occurs.

15.    Except as otherwise provided in this amendment, the provisions of the Plan remain in full force and effect.

This amendment is adopted this 9th day of November, 2017.

SPIRE INC.

By:	/s/ Ellen L. Theroff

Name:	Ellen L. Theroff

Title:	Vice President, Corporate Secretary